UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                                                    SEC FILE NUMBER
                           FORM 12b-25                  1-8591
                                                    CUSIP NUMBER
                     NOTIFICATION OF LATE FILING
                                               Class A 316828 508
                                               Class B 316828 607
  (Check One):
  {X}Form 10-K { }Form 20-F { }Form 11-K { }Form 10-Q { }Form N-SAR

       For Period Ended:  December 31, 1994
       { } Transition Report on Form 10-K
       { } Transition Report on Form 20-F
       { } Transition Report on Form 11-K
       { } Transition Report on Form 10-Q
       { } Transition Report on Form N-SAR
       For the Transition Period Ended:

  PART I - REGISTRANT INFORMATION

  Figgie International Inc.
  Full Name of Registrant


  Former Name if Applicable

  4420 Sherwin Road
  Address of Principal Executive Office (Street and Number)

  Willoughby, Ohio  44094
  City, State and Zip Code

  PART II - RULES 12b-25(b) AND (c)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       { X  }    (a)  The reasons described in reasonable detail in
                      Part III of this form could not be eliminated
                      without unreasonable effort or expense;
       { X  }    (b)  The subject annual report, semi-annual
                      report, transition report on Form 10-K, Form
                      20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth

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                      calendar day following the prescribed due
                      date; and
       {    }    (c)  The accountant's statement or other exhibit
                      required by Rule 12b-25(c) has been attached if applicable.

  PART III - NARRATIVE

  State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
  (Attach Extra Sheets if Needed)

       Figgie International Inc. (the "Company") has not completed the preparation of its Form 10-K. The Company has filed a current report on Form 8-K containing the press release attached hereto as Exhibit A.




































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  PART IV - OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

  L.A. Harthun         216           953-2850
  (Name)              (Area Code)    (Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding
       12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).
                                                 { X } Yes  {  }  No





  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 {  } Yes  { X }  No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







                          Figgie International Inc.
             (Name of Registrant as Specified in Charter)

  has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



  Date: March 31, 1995      By: /s/ L.A. Harthun
                                L.A. Harthun, Senior Vice President






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